Exhibit 10.2

ALTRA INDUSTRIAL MOTION CORP.

Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan

Performance Share Award Agreement

This Performance Share Award Agreement (this “Agreement”), granted under the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan, as amended (the “Plan”), is effective as of «Date_of_Grant», and is made between Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and  «First_Name» «Last_Name» (the “Participant”). This Agreement is subject to all of the terms and conditions as set forth herein and in the Plan.

Preliminary Statements

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Participant a performance share award (this “Award”) that is subject to performance conditions and payable in unrestricted shares of the Company’s stock (the “Unrestricted Stock”) and, in certain cases, restricted shares of the Company’s stock (the “Restricted Stock”), in accordance with the terms of the Plan and the Company’s 2019 Performance Share Incentive Plan (“PSIP”), in order to provide the Participant with a significant interest in the Company’s growth and to give the Participant a greater incentive to perform at the highest level and further the interests of the Company and the shareholders of the Company; and

WHEREAS, any capitalized term not herein defined shall have the meaning as set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein:

Article 1
Performance Share Award

Section 1.1Grant of Performance Shares. On the terms and conditions of this Agreement, the Plan and the PSIP, the Committee grants to the Participant this Award, which will become earned based on the achievement of relative total shareholder return goals as described in Section 1.2 below (the shares that may be delivered pursuant to this Award, the “Performance Shares”). The target number of Performance Shares to be issued pursuant to this Award is «PSA_Number_of_Shares» (the “Target Shares”), and the maximum number of Performance Shares that may be issued pursuant to this Award is 150% of the number of Target Shares. The extent to which this Award shall be earned shall be determined in accordance with the provisions of Section 1.2 below. The date of grant of this Award is «Date_of_Grant» (the “Grant Date”). The Performance Shares shall be paid in Unrestricted Stock or, in certain cases, Restricted Stock.

Section 1.2Earning the Performance Shares. Except as provided in Section 1.3 below, the Participant shall earn this Award in accordance with the following provisions:

(a)Performance Criteria. The extent to which this Award shall become earned at the end of the applicable performance period shall be based upon the change in the value of the common stock of the Company (taking dividends into account in accordance with the terms provided in Exhibit 1 of the PSIP) over the three-year Performance Period (as defined in Section 1.2(b) below), calculated in accordance with Exhibit 1 of the PSIP (the “Performance Criteria”).

(b)Performance Period. The performance period for the Performance Criteria shall commence on January 1, 2019 and shall end on December 31, 2021 (the “Performance Period”).

(c)Percentage of Performance Shares Earned. Except as provided herein, the Participant shall earn 100% of the Performance Shares if the Company’s Total Shareholder Return (“TSR”) (as such term is defined in the PSIP) is in the 50th percentile compared to the TSR of the Company’s Peer Group (as provided in Exhibit 1 of the PSIP) over the Performance Period.  If the Company’s TSR over the Performance Period is negative, the performance multiplier will be limited to 100% of the target award.  Generally, the percentage of Performance Shares earned at the end of the Performance Period based on the Performance Criteria shall be determined according to the following chart; however, the actual number of Performance Shares will be interpolated linearly between the percentages set forth in the following chart based on actual results:

Company TSR Ranking	Vesting Percentage (percentage of Performance Shares)	Payout if Company TSR is Negative
75th Percentile	150%	100%
50th Percentile	100%	100%
25th Percentile	50%	50%
Below 25th Percentile	0%	0%

(d)Committee Certification. Promptly after the end of the Performance Period, and in no event later than February 15, 2022, the Committee must determine (in accordance with Exhibit 1 of the PSIP) and certify whether, and to what extent, the Performance Criteria have been achieved.  If the minimum Performance Criteria of percentile rank has not been achieved during the Performance Period, no Performance Shares shall be earned, no corresponding Unrestricted Stock shall be delivered, and this Agreement will be of no force or effect; provided that Section 3.2 of this Agreement shall survive.

(e)Vesting. Unless otherwise provided in Section 1.3 below, the Participant shall become fully vested in the earned portion of the Performance Shares, if any, immediately on the date that the Committee makes its certification, in accordance with Section 1.2(d) (the “Vesting Date”); provided that the Participant remains in the continuous employment of the Company through the Vesting Date.

Section 1.3Termination of Employment; Change in Control. Except as otherwise provided in this Section 1.3, if the Participant ceases to be an employee of the Company or any Subsidiary for any reason, any unvested portion of the Performance Shares shall thereupon be forfeited immediately and without any further action by the Company.  If any employment or similar agreement entered into between the Participant, on the one hand, and the Company or a Subsidiary, on the other, provides for treatment of this Award that is more favorable to the Participant than the treatment set forth in this Section 1.3, the more favorable treatment set forth in such employment or similar agreement shall govern.

(a)Notwithstanding anything contrary in this Agreement, upon the occurrence of a Change in Control prior to the end of the Performance Period, this Award shall be treated as follows:

(i)

If the continuing entity assumes this Award, this Award will be settled in a number of shares of Restricted Stock that cliff-vest at the end of the Performance Period.  Such number of shares will be determined based on the achievement of the Performance Criteria as of the Change in Control date, taking into account Section 1.6 herein. Upon the occurrence of any of the following termination events after this Award is settled in shares of Restricted Stock, but prior to the end of the Performance Period, this Award will be treated as follows:

1.

Death, termination of employment due to Disability, or termination without Cause within 24 months following a Change in Control or resignation for Good Reason within 24 months following a Change in Control: Vesting of such shares of Restricted Stock will accelerate (subject, in each case except in the case of the Participant’s death, to the Release Condition and the Participant’s compliance with the restrictive covenants provided in Section 3.2 herein).

2.

Authorized Retirement:  Subject to the Release Condition, upon the Participant’s Authorized Retirement, such shares of Restricted Stock shall remain outstanding and eligible to cliff-vest at the end of the Performance Period, subject to the Participant’s compliance with the restrictive covenants provided in Section 3.2 herein; provided, that in the event that at any time from or after the Participant’s Authorized Retirement, the Company determines that the Restricted Stock has become subject to any applicable U.S. federal, state, local or other tax withholding obligations, (x) the Company shall withhold a number of shares of Restricted Stock with a Fair Market Value equal to such withholding liability (as determined in accordance with Section 2.6(b)(i) hereof), and (y) the number of shares of Restricted Stock that are not used to satisfy such withholding liability (the “Net Restricted Shares”) shall remain subject to the transfer restrictions set forth in Section 1.9 herein and subject to the Participant’s compliance with the restrictive covenants provided in Section 3.2 herein, in each case, until the end of the Performance Period.

(ii)

If the continuing entity fails to assume this Award, this Award shall become fully vested as of the Change in Control date, subject to the Participant’s continued employment through such date, and the Participant shall be entitled to receive a number of shares of Unrestricted Stock on the Change in Control date (or an equivalent amount in cash or other unrestricted property, as determined by the Committee), determined based on the achievement of the Performance Criteria as of the Change in Control date, taking into account Section 1.6 herein.  Any portion that becomes vested pursuant to this Section 1.3(a)(ii) shall become payable within ten (10) days following the Change in Control date.

(b)Notwithstanding anything contrary in this Agreement and except as provided in Section 1.3(a), upon the occurrence of any of the following termination events, this Award will be treated as follows (subject, in each case except in the case of the Participant’s death, to the Release Condition and the Participant’s compliance with restrictive covenants provided in Section 3.2 herein):

(i)

Death or termination of employment due to Disability:  Prorated payout based on time elapsed and actual performance with respect to the Performance Criteria at the end of the Performance Period.  Any portion that becomes vested pursuant to this Section 1.3(b)(i) shall become payable on the regular payment date pursuant to Section 1.5(a) herein.

(ii)

Authorized Retirement:  Prorated payout based on time elapsed and actual performance with respect to the Performance Criteria at the end of the Performance Period.  Any portion that becomes vested pursuant to this Section 1.3(b)(ii) shall become payable on the regular payment date pursuant to Section 1.5(a) herein.

(iii)

Termination without Cause (not within 24 months following a Change in Control):  In the discretion of the Committee, a prorated portion of this Award may be paid based on time elapsed and actual performance at the end of the Performance Period.  Any portion that becomes vested pursuant to this Section 1.3(b)(iii) shall become payable on the regular payment date pursuant to Section 1.5(a) herein.

Section 1.4Release Condition.  Except as otherwise determined by the Committee, if any vesting or settlement of the Performance Shares or vesting of shares of Restricted Stock is subject to a “Release Condition”, the Participant must sign and deliver to the Company a release of claims, in the form provided by the Company (which, following a Change in Control, shall be based on the Company’s form prior to the Change in Control), as consideration for such vesting or settlement, within thirty (30) days following the applicable event and shall not revoke it within the period specified therein.

Section 1.5Payment of Awards.

(a)Payment of earned Performance Shares shall be made on a date as soon as administratively practicable following the completion of the Performance Period, but in no event later than March 15, 2022 (the “Payment Date”), except as set forth in Section 1.3(a) hereof.

(b)On the Payment Date, the Participant shall receive one share of Unrestricted Stock for each Performance Share earned and certified pursuant to Section 1.2(d), plus any shares of Unrestricted Stock to which the Participant is entitled under Section 1.6 below.

(c)On the date on which any shares of Unrestricted Stock are received by the Participant in accordance with this Agreement (including as a result of any shares of Restricted Stock becoming vested), the Participant shall be entered as the stockholder of record for the number of shares that have been so received.

Section 1.6Dividend Equivalent Rights. If the applicable Performance Criteria are satisfied or deemed satisfied pursuant to Section 1.2 or 1.3 herein with respect to any Performance Shares granted to the Participant under this Agreement, and the Participant receives Restricted Stock or Unrestricted Stock, as appropriate, pursuant thereunder, then the Participant shall also be entitled to receive, on the applicable payment date pursuant to Section 1.3 or 1.5 herein, a number of shares of either Restricted Stock or Unrestricted Stock, as appropriate, equal to (A) (i) the number of Performance Shares earned or deemed earned by the Participant under Section 1.2 and/or Section 1.3, as applicable, multiplied by (ii) the cumulative amount of cash dividends paid by the Company that the Participant would have received had the Participant owned such earned Performance Shares on each dividend record date through such payment date, divided by (B) the closing price of the Company’s Common Stock on the last business day immediately prior to such payment date; provided, however, that cash will be paid in lieu of any fractional shares the Participant would be entitled to receive under this Section 1.6.

Section 1.7Effect of Changes in Capitalization. This Award shall be subject to adjustment in accordance with Section 10(c) of the Plan.

Section 1.8General Restrictions. The Company shall not be required to sell or issue any Restricted Stock or Unrestricted Stock under this Award if the sale or issuance of such Restricted Stock or Unrestricted Stock would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Restricted Stock or Unrestricted Stock subject to this Award upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares, this Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of this Award. Specifically, in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the Restricted Stock covered by this Award, the Company shall not be required to sell or issue such shares unless the Company has received evidence satisfactory to it that the holder of this Award may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Company shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). The Company shall not be obligated to take any affirmative action in order to cause the issuance of shares pursuant to this Award to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Restricted Stock portion of this Award shall not be delivered unless and until the shares of Restricted Stock covered by this Award are registered or are subject to an available exemption from registration, the delivery of the Restricted Stock portion of this Award (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

Section 1.9Restrictions on Transfer. Other than by will or under the laws of descent and distribution, the Participant shall not have the right to make or permit to occur any Transfer of all or any portion of this Award, whether vested or unvested, whether outright or as security, with or without consideration, voluntary or involuntary. Any such Transfer not made in accordance with this Agreement shall be deemed null and void.

Article 2
Restricted Stock

Section 2.1Terms of Restricted Stock.

(a)This Article 2 sets out the terms applicable to any shares of Restricted Stock that may be delivered pursuant to Article 1 hereof.  Subject to the terms and conditions of this Agreement, the Plan and the PSIP, the Restricted Stock payable to the Participant pursuant to Section 1.3, Section 1.5 or Section 1.6 shall be issued for good and valuable consideration, which the Company has determined to exceed the par value of the Company’s common stock.

(b)The Restricted Stock shall be evidenced in such manner as the Company may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate or book-entry credit issued or entered in respect of the Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock substantially in the following form:

“The transferability of this certificate (if certificated) and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan and an Award Agreement between the Altra Industrial Motion Corp. and the stockholder, as well as the terms and conditions of applicable law.  Copies of such Plan and Agreement are on file at the offices of Altra Industrial Motion Corp.”

Section 2.2Forfeiture Restriction.

(a)Subject to Section 1.3, Section 2.2(b) and Section 2.2(d), if the Participant ceases to be an employee of the Company or any Subsidiary for any reason, all of the unvested shares of Restricted Stock shall thereupon, without any further action by the Company, be forfeited immediately and released from the Forfeiture Restriction.  Upon the occurrence of such forfeiture, the Company shall become the legal and beneficial owner of such forfeited shares and all rights and interests therein or relating thereto and the Company shall have the right to retain and transfer such shares to its own name.

(b)One-hundred percent of the shares of Restricted Stock shall be released from the Forfeiture Restriction on the final day of the Performance Period; provided that the Participant continues to be an employee of the Company or a Subsidiary through such date.  In addition, if the vesting of any shares of Restricted Stock issued to the Participant accelerates pursuant to Section 1.3, such shares shall be fully released from the Forfeiture Restriction.

(c)Notwithstanding anything to the contrary in this Agreement, no shares of Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

Section 2.3Cash Dividend Entitlement. Notwithstanding anything in the Plan to the contrary, with respect to all Restricted Stock, the Participant shall be entitled to receive payment on the applicable payment date of all cash dividends declared by the Company.

Section 2.4Restrictions on Transfer. The Participant may not Transfer any shares of Restricted Stock granted hereunder.

Section 2.5Effect of Changes in Capitalization. The shares of Restricted Stock shall be subject to adjustment in accordance with Section 10(c) of the Plan.

Section 2.6Tax Matters.

(a)The Participant may make the election under Section 83(b) of the Code with respect to the delivery of the shares of Restricted Stock. Section 83 of the Code provides that generally the Participant is not subject to federal income tax until shares are released from the Forfeiture Restrictions. If the Participant makes a Section 83(b) election, the Participant would recognize income as of the date of the delivery of Restricted Stock to the Participant in the amount of the Fair Market Value of the Restricted Stock (determined as of the date of the delivery of the Restricted Stock) without regard to the vesting restrictions. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the date the Performance Shares are settled in shares of Restricted Stock. The form for making a Section 83(b) election is attached as Exhibit A. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the Section 83(b) election and that failure to file a Section 83(b) election within the applicable thirty (30) day period will cause the Participant to be taxed when the shares are released from the Forfeiture Restriction.  The Participant shall (i) provide the Company with a copy of any Section 83(b) election within five (5) business days of filing such election and (ii) deliver to the Company within ten (10) business days of filing such election a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Participant as a result of filing such Section 83(b) election.

(b)If the Performance Shares are settled in shares of Restricted Stock, then upon (x) the date of such settlement, if the Participant files a Section 83(b) election, or (y) at such time as the shares of Restricted Stock are released from the Forfeiture Restriction, if the Participant does not file a Section 83(b) election, the Participant (or his or her personal representative) shall deliver to the Company, within ten (10) days after such occurrence (or in the event of death, within ten (10) days of the appointment of the personal representative), either a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax), imposed on the Participant and the Company by reason of the release of the Forfeiture Restriction, or a withholding election form to be provided by the Company upon request by the Participant (or personal representative).

(i)

In the event the Participant or his or her personal representative elects to satisfy the withholding obligation by executing the withholding election form, the Participant’s actual number of vested shares of Restricted Stock shall be reduced by the number of whole shares that, when multiplied by the Fair Market Value of a share on the date that the Forfeiture Restriction is released, the Company determines is sufficient to satisfy the Participant’s tax obligations by reason of the Participant being recorded as the stockholder of record of such shares. The Participant may, instead, choose to deliver to the Company a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax). In the event that the Participant fails to tender either the required certified check or withholding election, the Participant shall be deemed to have elected and executed the withholding election form; provided that, if, at the time that a tax withholding obligation arises in respect of the shares, the Participant has been designated as an “officer” within the meaning of Section 16 of the Exchange Act, then unless otherwise elected in writing by the Participant, the Company shall withhold the maximum amount necessary to satisfy the amount of such withholding tax obligations.

(c)Notwithstanding the foregoing, the summary of tax consequences to the Participant described in this Section 2.6 is provided only as general information and not as tax advice. It does not address all of the tax considerations that may be relevant to the Participant. The Participant acknowledges that he or she should consult with, and rely on, his or her own tax advisors regarding all of the possible tax consequences, based on the Participant’s individual situation, in connection with this Award.

(d)It is intended that the Award shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Section 2.7Acknowledgment.  THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE LAPSING OF THE FORFEITURE RESTRICTION PURSUANT TO Section 2.2 HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) AS AN “AT WILL” EMPLOYEE OF THE COMPANY (OR A SUBSIDIARY) AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING SHARES HEREUNDER.  THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE FORFEITURE RESTRICTION SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) AT ANY TIME, WITH OR WITHOUT CAUSE.

Article 3
Miscellaneous

Section 3.1Definitions.

(a)“Authorized Retirement” means the Participant’s voluntary resignation from employment with the Company and its Subsidiaries under circumstances which the Committee, in its sole discretion, determines to constitute “Retirement”. For the avoidance of doubt, the Committee’s determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the Participant will receive “Retirement” treatment.

(b)“Forfeiture Restriction” means a “substantial risk of forfeiture” within the meaning of Section 83(b) of the Code and the regulations promulgated thereunder.

(c)“Transfer” means any direct or indirect, voluntary or involuntary, offer to sell, transfer, sale, assignment, pledge, hypothecation, short sales, loan, grant of an option to purchase or other disposition, or the entering of any contract or agreement to do any of the foregoing.

Section 3.2Non-Compete; Non-Solicitation.

(a) In consideration of this Award, the Participant agrees and covenants not to:

(i)Contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Related Entities, as such business may be expanded from time to time, for a period of two years following the Participant’s termination of employment; provided that nothing in this Section 3.2 shall prohibit the ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market;

(ii) Directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Related Entities for two years following the Participant’s termination of employment; or

(iii) Directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its Related Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Related Entities for a period of two years following the Participant’s termination of employment.

(b) If the Participant breaches any of the covenants set forth in Section 3.2(a):

(i) All unvested portions of this Award (including any unvested shares of Restricted Stock and any Net Restricted Shares) shall be immediately forfeited; and

(ii)the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c)If the Participant has agreed to a non-compete and/or a non-solicitation provision in any other contract or agreement with the Company, then the Company may choose to enforce any other non-compete and/or non-solicitation provision to which the Participant is bound to the extent such provision provides greater restrictions than those provided in Sections 3.2(a) and 3.2(b) herein.

Section 3.3Effectiveness of Agreement. This Agreement shall not be effective unless Participant executes and delivers this Agreement within ten (10) business days of the date of this Agreement.

Section 3.4Interpretation of this Agreement. By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan.  The Participant has reviewed the Plan in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  All decisions and interpretations made by the Committee or the Board with regard to any question arising under this Agreement and the Plan shall be final, binding and conclusive on the Company and the Participant and any other person entitled to receive the benefits of this Award and the shares of Restricted Stock as provided for herein.

Section 3.5Tax Withholding.  The Company is entitled to withhold from any payments of Awards under this Agreement, Plan or the PSIP any and all amounts required to be withheld for federal, state and local withholding taxes.

Section 3.6General Provisions.

(a)This Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(b)This Agreement, the Plan and the PSIP constitute the entire agreement between the Company and the Participant concerning the subject matter hereof.  There is no representation or statement made by any party on which another party has relied which is not included in this Agreement.  Any previous agreement between the Company and the Participant concerning the subject matter hereof is hereby terminated and superseded by this Agreement, the Plan and the PSIP.  This Agreement may not be assigned by the Participant except as required in connection with a permitted transfer thereunder.  Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.  Any attempted transfer of this Agreement not in compliance with the terms hereof shall be null and void.

(c)Neither this Agreement nor any term hereof may be amended, modified, waived, discharged, or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

(d)Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e)THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARES SUBJECT TO THIS AWARD ARE EARNED BY CONTINUING EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) THROUGH THE APPLICABLE VESTING DATES AND ACHIEVEMENT OF THE PERFORMANCE CRITERIA SET FORTH HEREIN, AS AN “AT WILL” EMPLOYEE OF THE COMPANY (OR A SUBSIDIARY) AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING SHARES HEREUNDER. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) AT ANY TIME, WITH OR WITHOUT CAUSE.

(f)Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight air courier, or first class certified or registered mail, postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by five (5) days’ advance written notice to the other parties hereto.  All notices and communications shall be deemed to have been received unless otherwise set forth herein:  (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives electronic confirmation that such notice was received by the addressee; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

(g)If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronic signatures (including PDFs) shall be deemed an original.

(i)The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

(j)This Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(k)By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan and the PSIP.  The Participant has reviewed the Plan and the PSIP in its entirely, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan, the PSIP and this Agreement by the Committee.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

ALTRA INDUSTRIAL MOTION CORP.:	PARTICIPANT:

By:
Name: Carl R. Christenson Title: Chief Executive Officer	«First_Name» «Last_Name»

Address:	Address:

Altra Industrial Motion Corp. 300 Granite Street, Suite 201 Braintree, MA 02184 Attention: Carl R. Christenson Fax No.: (781) 843-0615	«Street_Address» «City», «State» «Zip»

EXHIBIT A

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to the above-referenced Federal Tax Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with his receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	«First_Name» «Last_Name»	SPOUSE:

ADDRESS:	«Street_Address», «City», «State» «Zip»

IDENTIFICATION NO.:	SPOUSE:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: _____________________ shares (the “Shares”) of the common stock of Altra Industrial Motion Corp. (the “Company”).
3.	The date on which the property was transferred is:
4.	The property is subject to the following restrictions:

The Shares may be forfeited to the Company, or its assignee, on certain events, including certain terminations of employment.  This right lapses with regard to a portion of the Shares over time.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is approximately: $[ ].
6.	The amount (if any) paid for such property is: $0.00 per share.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
«First_Name» «Last_Name»